UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BLUE RIDGE BANKSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

URGENT ACTION NEEDED

YOUR PROXY VOTE HAS NOT BEEN RECEIVED!

January 31, 2024

Dear Fellow Shareholder:

We are writing to alert you that the Blue Ridge Bankshares, Inc. (the “Company”) Special Meeting of Shareholders is quickly approaching. The Special Meeting is scheduled to be held on March 6, 2024. Our records indicate that as of the date of this writing we have not yet received your vote.

As set forth in our Proxy Statement, dated January 20, 2024, shareholders are being asked to vote on the following resolutions.

•

Proposal 1: To approve the issuance of shares of the Company’s common stock representing more than 20% of the outstanding shares of the Company’s common stock, including upon the exercise of certain warrants to be issued by the Company, in each case, in a private placement as more fully described in the Proxy Statement, in accordance with the requirements of the NYSE American Company Guide (the “Capital Raise Proposal”);

•

Proposal 2: To approve an amendment to the Company’s articles of incorporation to increase the number of authorized shares of the Company’s common stock from 50,000,000 to 150,000,000 (the “Articles Amendment Proposal”); and

•

Proposal 3: To adjourn the Special Meeting to a later date or dates, if necessary, to solicit additional proxies to establish a quorum or approve the Capital Raise Proposal or the Articles Amendment Proposal (the “Adjournment Proposal”).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

FOR PROPOSALS 1 THROUGH 3.

Your vote at the Special Meeting is very important! For your convenience, we have enclosed a new proxy card. Please vote your shares by telephone or internet by following the directions on the back of the form.

If you have any questions, or need assistance voting your shares, please contact our proxy solicitor, Georgeson LLC, toll free at (888) 355-6083.

On behalf of our Board of Directors, we thank you for your support and continued investment in the Company.

Sincerely,

G. William Beale

President and Chief Executive Officer

EASY WAYS TO VOTE

Please help us avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.

Vote by Telephone. The proxy card or voting instruction form enclosed includes telephonic instructions. Call the toll-free number listed for this purpose on your voting form. Have your control number listed on the form ready and follow the simple instructions.

2.	Vote by Internet. Go to the website listed on the enclosed proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

3.	Vote by Mail. Mark, sign, and date the proxy card or voting instruction form enclosed and return it in the postage-paid return envelope provided.

PLEASE VOTE YOUR PROXY TODAY!